Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2025, (January 29, 2026, as to the effects of the reverse stock split as described in Note 13) relating to the financial statements of SpyGlass Pharma, Inc., appearing in the Registration Statement No. 333-292779 on Form S-1 of SpyGlass Pharma, Inc.
/s/ Deloitte & Touche LLP
Costa Mesa, California
February 6, 2026